As Filed with the Securities and Exchange Commission on April 28, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jiayin Group Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

18th Floor, Building No. 1, Youyou Century Plaza, 428 South Yanggao Road, Pudong New Area, Shanghai 200122 People’s Republic of China +86 21-6190-6826

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2019 Share Incentive Plan

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, N.Y. 10168

+1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

1

Copies to:

Chunlin Fan Chief Financial Officer 18th Floor, Building No. 1, Youyou Century Plaza, 428 South Yanggao Road, Pudong New Area, Shanghai 200122 +86 21-6190-6826	Yi Gao, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed pursuant to the General Instruction E to Form S-8 for the purpose of registering an aggregate of 24,000,000 additional Class A ordinary shares, par value US$0.000000005 per share (the “Class A Ordinary Shares”) of Jiayin Group Inc. (the “Registrant”), which are reserved for issuance under the Registrant’s 2019 Share Incentive Plan (the “2019 Plan”). These 24,000,000 additional Class A Ordinary Shares have been authorized under the 2019 Plan effective on April 28, 2025. These 24,000,000 additional Class A Ordinary Shares are of the same class as other securities for which a registration statement on Form S-8 (File No. 333-233615) was filed with the Securities and Exchange Commission (the “Commission”) on September 4, 2019 (the “Existing S-8 Registration Statement”), but were not registered under the Existing S-8 Registration Statement.

An aggregate of 54,000,000 Class A Ordinary Shares in the capital of the Registrant were previously registered for issuance under the 2019 Plan pursuant to the Existing S-8 Registration Statement. Pursuant to the General Instruction E to Form S-8, the contents of the Existing S-8 Registration Statement are incorporated by reference into this Registration Statement, except as otherwise set forth herein.

In accordance with the terms of the 2019 Plan, the total number of Class A Ordinary Shares which may be issued pursuant to awards granted under the 2019 Plan was initially 54,000,000 Class A Ordinary Shares. On April 28, 2025, the board of directors of the Registrant increased the aggregate number of Class A Ordinary Shares reserved for issuance pursuant to awards granted under the 2019 Plan by 24,000,000 additional Class A Ordinary Shares.

3

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a.
The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Commission on April 28, 2025 (File No. 001-38806); and
b.
The description of the Registrant’s Class A Ordinary Shares contained in its registration statement on Form 8-A (File No. 001-38806) filed with the Commission on February 8, 2019 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Class A Ordinary Shares set forth in the Registrant’s Registration Statement on Form F-1 (File No. 333-228896), as amended, initially filed with the Commission December 19, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

Not applicable.

ITEM 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under the Registrant’s amended and restated memorandum and articles of association, to the maximum extent permissible by applicable law, every director and officer of the Registrant shall be indemnified against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-228896), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer of the Registrant.

The underwriting agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-228896), also provides for indemnification of the Registrant and its officers and directors.

The Registrant currently carries liability insurance for its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

ITEM 9. Undertakings

a.
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
i.
to include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
iii.
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1

Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form F-1 (File No. 333-228896), as amended, originally filed with the Commission on December 19, 2018)

4.2

Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1 (File No. 333-228896), as amended, originally filed with the Commission on December 19, 2018)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of Ordinary Shares being registered
10.1

2019 Share Incentive Plan (incorporated by reference to Exhibit 10.1 of our registration statement on Form S-8 (File No. 333-233615), as amended, initially filed with the Commission on September 4, 2019)

23.1*	Consent of Marcum Asia CPAs LLP
23.2*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP
23.3*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page in Part II of this Registration Statement)
107*	Filing Fee Table

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on April 28, 2025.

Jiayin Group Inc.

By:	/s/ Dinggui Yan
Name: Dinggui Yan
Title: Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint, severally and not jointly, each of Mr. Dinggui Yan and Mr. Chunlin Fan, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Dinggui Yan	Director and Chief Executive Officer (principal executive officer)	April 28, 2025
Dinggui Yan
/s/ Chunlin Fan	Chief Financial Officer (principal financial and accounting officer)	April 28, 2025
Chunlin Fan
/s/ Yifang Xu	Director and Chief Risk Officer	April 28, 2025
Yifang Xu
/s/ Libin Wang	Director and Vice President of Finance	April 28, 2025
Libin Wang
/s/ Yuhchang Hwang	Independent Director	April 28, 2025
Yuhchang Hwang
/s/ Meng Rui	Independent Director	April 28, 2025
Meng Rui

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Jiayin Group Inc., has signed this Registration Statement or amendment thereto in New York, New York on April 28, 2025.

US Authorized Representative
Cogency Global Inc.

By:	/s/ Collen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President